Exhibit 10.1

GOLDEN STATE WATER COMPANY
PENSION RESTORATION PLAN,
AS AMENDED THROUGH
MAY 18, 2009

i

GOLDEN STATE WATER COMPANY
PENSION RESTORATION PLAN

THIS PLAN, originally effective the 1st day of January, 1997, is hereby amended and restated effective May 18, 2009, by Golden State Water Company, a California corporation (“Company”), and evidences the terms of a Pension Restoration Plan for certain executives.

W I T N E S S E T H
ARTICLE I
TITLE, PURPOSE AND DEFINITIONS

1.1 - Title.

This plan shall be known as the “Golden State Water Company Pension Restoration Plan.”

1.2 - Purpose.

The purpose of this Plan is to supplement retirement benefits payable to certain participants in the Golden State Water Company Pension Plan, as amended and in effect from time to time (the “Pension Plan”) by making up benefits which are reduced by virtue of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986.  No payment shall be made under this Plan which duplicates a benefit payable under any other deferred compensation plan or employment agreement of the Company.

1.3 - Definitions.

Unless defined herein, any word, phrase or term used in this Plan with initial capitals shall have the meaning given therefor in the Pension Plan.

“Actuarial Equivalent” shall mean an equivalent value compared using the interest rate and mortality assumptions used under the Pension Plan for purposes of determining actuarially equivalent benefits.

“Company” means Golden State Water Company or any successor corporation by merger, consolidation, or otherwise.

“Employer” means the Company and any subsidiary or any other member of its consolidated group (for federal tax purposes) designated by the Board of Directors to participate in the Plan.

“Eligible Employee”:

Prior to January 1, 2006, “Eligible Employee” means each individual who meets each of the following requirements: (1) he or she is an officer of the Employer; (2) he or she is a participant in the Pension Plan; (3) his or her Pension Plan benefits are reduced by the application of Sections 401(a)(17) or 415 of the Code; and (4) he or she is designated as an Eligible Employee by the Board of Directors.

On and after January 1, 2006, “Eligible Employee” means each individual who meets each of the following requirements:  (1) he or she is an officer of the Employer; (2) he or she is a participant in the Pension Plan; and (3) he or she is designated as an Eligible Employee by the Board of Directors.

“Participant” means any Eligible Employee who is eligible for participation in this Plan as specified in Section 2.1.

“Plan” means the Golden State Water Company Pension Restoration Plan as set forth in this Agreement and all subsequent amendments hereto.

“Plan Year” means the calendar year.

“Separation from Service” means a Participant’s death, retirement or other termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to the optional alternative definitions available thereunder.

“Similar Plan” means a plan required to be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c)(2)(i)(A).

“Specified Employee” means a “Specified Employee,” under Section 409A of the Code and the regulations thereunder, as determined by the Committee.

ARTICLE II
PARTICIPATION

2.1 - Eligibility Requirements.

An Employee who is an Eligible Employee shall become a Participant on the later of the date he or she becomes vested under the Pension Plan or becomes an Eligible Employee.

ARTICLE III
PAYMENT OF BENEFITS

3.1 - Payment.

There shall be no funding of any benefit which may become payable hereunder.  The Company may, but is not obligated to, invest in any assets or in life insurance policies which it deems desirable to provide assets for payments under this Plan but all such assets or life insurance policies shall remain the general assets of the Company.  In connection with any such investments and as a condition of further participation in this Plan, Participants shall execute any documentation reasonably requested by the Company.

ARTICLE IV

RETIREMENT BENEFITS

4.1 - Retirement Benefit.

Subject to Section 4.3, a Participant’s retirement benefit under this Plan shall equal the excess of (1) over (2) where:

(1) equals the Participant’s vested retirement benefit under the Pension Plan, commencing on the date set forth in Section 4.3, and payable in the form of benefit elected by the Participant (and spouse, if applicable) in accordance with Section 4.3 of this Plan, calculated by (i) ignoring Sections 401(a)(17) and 415 of the Code (and the Pension Plan provisions implementing those Code sections); (ii) including in the definition of “Compensation” payments made to an officer of the Company pursuant to any “cash pay” annual performance incentive plan of the Company (other than any extraordinary bonus, including any holiday, year end, anniversary or signing bonus) and dividend equivalents paid in cash to the officer in connection with awards granted prior to 2006 under an equity incentive plan of the Company; and (iii) treating “A” in Section 4.2 of the Pension Plan as equaling 2% per year of Credited

Service (including partial years) prior to 2006 (or, if later, the date the individual becomes a Plan Participant) and 3% per year of Credited Service (including partial years) after 2005 (or, if later, the date the individual becomes a Plan Participant) up to a combined maximum of 60% for the total sum.  This modified formula is calculated as 2% times X plus 3% times Y (up to a maximum of 60% for the total sum) minus Z where X is the Participant’s years of Credited Service (including partial years) before 2006 (or, if later, the date the individual becomes a Plan Participant) and Y is the Participant’s years of Credited Service (including partial years) after 2005 (or, if later, the date the individual becomes a Plan Participant) and Z is the lesser of 1.67% of the Participant’s Old Age Retirement Benefit (as defined in the Pension Plan) or 1% of Compensation times the Participant’s years of Credited Service (including partial years); and

(2) equals the vested retirement benefit that would be payable under the Pension Plan if such benefit began on the date set forth in Section 4.3 and was payable in the form of benefit elected by the Participant (and spouse, if applicable) under the Plan.

Notwithstanding the foregoing, with respect to Participants employed on January 1, 2006, if greater, the amount under (1) above will equal the Participant’s vested retirement benefit under the Pension Plan (based on the normal retirement benefit formula described in Section 4.2 of the Pension Plan), commencing on the date set forth in Section 4.3, and payable in the form of benefit elected by the Participant (and spouse, if applicable) in accordance with Section 4.3 of this Plan, calculated by ignoring Section 401(a)(17) and 415 of the Code (and the Pension Plan provisions implementing those Code Sections) and including in the definition of “Compensation” payments made to an officer of the Company pursuant to any “cash pay” annual performance incentive plan of the Company (other than any extraordinary bonus, including any holiday, year end, anniversary or signing bonus) and dividend equivalents paid in cash to the officer in connection with awards granted prior to 2006 under an equity incentive plan of the Company.

4.2 - Benefit Limitation.

Notwithstanding any other provisions of the Plan, in the event that any benefit provided under this agreement would, in the opinion of counsel for the Company, not be deductible in whole or in part in the calculation of the federal income tax of the Company by reason of Section 280G of the Internal Revenue Code of 1986 (the “Code”), the aggregate benefits provided hereunder shall be reduced so that no portion of any amount which is paid to the Participant or Beneficiary is not deductible for tax purposes by reason of Section 280G of the Code.

4.3 - Time and Form of Retirement Benefits.

(A)       Within 60 days following the later of (1) the Participant’s Separation from Service or (2) the date the Participant attains age 55, the Employer shall commence to pay to such retired Participant (or beneficiary, if applicable, after the Participant’s death) the monthly retirement benefit to which the Participant is entitled under this Plan, and payable in the form of benefit elected by the Participant (and spouse, if applicable).  No benefits shall be payable under this Plan before a Participant’s Separation from Service.  An Eligible Employee who is an active Participant on December 31, 2008 may elect, on a form prescribed by the Committee, that such Participant’s benefits under this Plan will begin within 60 days following the later of (1) the Participant’s Separation from Service or (2) the Participant’s attainment of an age that is 55 or later or the beginning of a specified year after the Participant turns age 55.  If such a written election is not submitted to the Company by December 31, 2008, then such Participant’s benefit shall begin as specified in the first sentence of this Section 4.3(A).  A former Eligible Employee who has not started receiving benefits under the Plan as of December 31, 2008, may elect, on a form prescribed by the Committee, to begin receiving benefits on the later of (1) July 1, 2009 or (2) the Participant’s attainment of an age that is 55 or later or the beginning of a specified year after the Participant turns age 55.  If such a written election is not submitted to the Company by December 31, 2008, then such Participant’s benefit shall begin on the later of (1) July 1, 2009 or (2) the Participant’s attainment of age 55.  Notwithstanding the foregoing or anything contained herein to the contrary, a Participant who is a Specified Employee may not receive any distribution until six months following the Specified Employee’s Separation from Service.  In the event any payments that otherwise would have been made during such six-month period are delayed, all such payments shall be paid immediately following the expiration of such six-month period plus Interest to the date of payment, and any subsequent payments shall be made according to the payment schedule that would have applied absent such six-month delay.  If a Participant who is a Specified Employee dies after his Separation from Service but prior to the end of the six-month delay, then any payments that would have been paid to the Participant prior to his death absent the delay shall be paid to the Participant’s Beneficiary and the Beneficiary shall begin receiving any benefit to which the Beneficiary is entitled based upon the Participant’s form of benefit.

(B)       If a Participant is married at the time his benefits under the Plan commence, his benefit shall be payable in the form of a Qualified Joint and 50% Survivor Annuity unless he elects, with spousal consent, to receive an Actuarial Equivalent benefit in one of the following optional forms of benefit:  (1) Straight Life Annuity, (2) Ten (10) Year Certain and Life Annuity, (3) Twenty (20) Year Certain and Life Annuity, or (4) a 100%, 75%, 65-2/3% or 50% Contingent Annuity, each as described in the Pension Plan.  If a Participant is not married at the time his benefits under the Plan commence, his benefit shall be payable as a Single Life Annuity, unless he elects to receive an Actuarial Equivalent benefit in one of the optional forms of benefit described in this Section 4.3.

4.4 - Small Benefit.

Notwithstanding anything else to the contrary herein, if at any time the sum of the Actuarial Equivalent values of (a) the benefit under this Plan, and (b) any benefits credited under any Similar Plan, is equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Committee may, in its sole discretion, determine that the Participant (or Beneficiary, if applicable) entitled to such amounts will receive the entire sum described in clauses (a) and (b) as a cash lump sum payment as soon as administratively practicable following the exercise of such discretion (which shall be evidenced in writing) subject to any delay required by Section 4.3, regardless of any payment election by the Participant.

4.5 - Forfeiture of Benefits.

Notwithstanding any provision of this Plan to the contrary, no benefits shall be payable under this Plan with respect to any Participant if the Participant confesses to, is convicted of, or pleads no contest to, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his or her employment with the Employer.

4.6 - Spouse Pre-Retirement Death Benefit.

If a Participant’s spouse is entitled to a pre-retirement death benefit under Section 4.12 of the Pension Plan, the monthly benefit, if any, payable upon the death of a Participant to the Participant’s spouse, commencing upon the date set forth in Section 4.7 and payable for the period such benefit is payable under the Pension Plan, shall be equal to the excess, if any, of:

(1)       The monthly death benefit determined in accordance with Section 4.12 of the Pension Plan, calculated by (i) ignoring Sections 401(a)(17) and 415 of the Code (and the Pension Plan provisions implementing those Code sections); (ii) including in the definition of “Compensation” payments made to an officer of the Company pursuant to any “cash pay” annual performance incentive plan of the Company (other than any extraordinary bonus, including any holiday, year end, anniversary or signing bonus) and dividend equivalents paid in cash to the officer in connection with awards granted prior to 2006 under an equity incentive plan of the Company; and (iii) treating “A” in Section 4.2 of the Pension Plan as equaling 2% per year of Credited Service (including partial years) prior to 2006 (or, if later, the date the individual becomes a Plan Participant) and 3% per year of Credited Service (including partial years) after 2005 (or, if later, the date the individual becomes a Plan Participant) up to a combined maximum of 60% for the total sum.  This modified formula is calculated as 2% times X plus 3% times Y (up to a maximum of 60% for the total sum) minus Z where X is the Participant’s years of Credited Service (including partial years) before 2006 (or, if later, the date the individual becomes a Plan Participant) and Y is the Participant’s years of Credited Service (including partial years) after 2005 (or, if later, the date the individual becomes a Plan Participant) and Z is the lesser of 1.67% of the Participant’s Old Age Retirement Benefit (as defined in the Pension Plan) or 1% of Compensation times the Participant’s years of Credited Service (including partial years), over

(2)       The amount of the monthly spouse death benefit payable to the Participant’s spouse pursuant to Section 4.12 of the Pension Plan if the Participant’s spouse were to begin receiving such monthly spouse death benefit payable under the Pension Plan on the date set forth in Section 4.7.

Notwithstanding the foregoing, with respect to Participants employed on January 1, 2006, if greater, (1) above will equal the monthly death benefit determined in accordance with Section 4.12 of the Pension Plan (based on the pre-retirement surviving spouse benefit described in Section 4.12 of the Pension Plan), calculated by ignoring Section 401(a)(17) and 415 of the Code (and the Pension Plan provisions implementing those Code sections) and including in the definition of “Compensation” payments made to an officer of the Company pursuant to any “cash pay” annual performance incentive plan of the Company (other than any extraordinary bonus, including any holiday, year end, anniversary or signing bonus) and dividend equivalents paid in cash to the officer in connection with awards granted prior to 2006 under an equity incentive plan of the Company.

No benefits under this Section 4.6 shall be paid if the benefits payable pursuant to any other provisions of this Article IV have already commenced.

4.7 - Time and Form of Spouse Pre-Retirement Death Benefits.

Within 60 days following the later of (1) the Participant’s death or (2) the date the Participant would have attained age 55, the Employer shall commence to pay to such surviving spouse the monthly benefit to which the surviving spouse is entitled under this Plan.  The benefit shall be payable in the form set forth in Section 4.12 of the Pension Plan.

ARTICLE V
COMMITTEE

5.1 - Committee.

This Plan shall be administered by the Committee.  The Committee shall have the authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, including interpretations and constructions of this Plan as may arise in connection with the Plan.  The Committee shall also have all rights and duties set forth in Section 6.3 of the Pension Plan.  The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan.  The Committee members may be Participants under this Plan.

5.2 - Agents.

The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3 - Binding Effect of Decisions.

The decision or action of the Committee in respect of any questions arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

5.4 - Indemnity.

To the extent permitted by applicable federal and state laws the Company shall indemnify and save harmless the Board of Directors, the Committee and each member of each thereof, and any employee appointed pursuant to Section 5.2, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith of responsibilities under or incident to the Plan, excepting only expenses and liabilities arising out of willful misconduct or gross negligence.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law.

5.5 - Claim Procedure.

The entire claim procedure set forth in Section 6.3(g) of the Pension Plan, as amended from time to time, is hereby incorporated by reference.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1 - Amendments and Termination.

The Company shall have the right to amend this Plan (and to amend or cancel any amendments) from time to time by resolution of the Board of Directors.  Such amendment shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan.

The Company also reserves the right to terminate this Plan at any time by resolution of the Board of Directors.

6.2 - Protection of Accrued Benefits.

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for the performance of services by any Eligible Employee or employee.  Although the Company reserves the right to amend or terminate this Plan at any time and, subject at all times to the provisions of Section 4.3, no such amendment or termination shall result in the forfeiture of benefits accrued pursuant to this Plan as of the date of termination.  The benefits accrued at that time shall be the lesser of (1) the benefit that would be payable under this Plan if the Participant terminated employment on the date of termination, or (2) the benefit that would be payable under this Plan at actual retirement under the Pension Plan (or death, if earlier) if this Plan were terminated.  If the Plan is terminated, the benefits described in the preceding sentence shall be paid when they would otherwise be paid in accordance with Article IV.  Notwithstanding the foregoing, the Company may, in its discretion, decide to distribute the benefits in another fashion to the extent permitted under Treasury Regulations Section 1.409A-3(j)(4)(ix).

ARTICLE VII
MISCELLANEOUS

7.1 - Unfunded Plan.

All benefits due under this Plan to a Participant shall be paid by the Employer that employed that Participant.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

7.2 - Unsecured General Creditor.

In the event of an Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims or interest in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer.  In that event, any and all of Employer’s assets and policies shall be, and remain, unrestricted by the provisions of this Plan.  An Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

7.3 - Trust Fund.

Each Employer shall be responsible for the payment of all benefits provided under the Plan to Participants employed by it.  At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

7.4 - Nonassignability.

None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this agreement.

7.5 - Limitation on Participants’ Rights.

Participation in this Plan shall not give any Eligible Employee the right to be retained in the Employer’s employ or any right or interest in the Plan other than as herein provided.  The Employer reserves the right to dismiss any Eligible Employee without any liability for any claim against the Employer, except to the extent provided herein.

7.6 - Participants Bound.

Any action with respect to this Plan taken by the Committee or by the Company, or any action authorized by or taken at the direction of the Committee or the Company, shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

7.7 - Receipt and Release.

Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer and the Committee, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee or the Company to follow the application of such funds.

7.8 - Federal Law Governs.

This Plan shall be construed, administered, and governed in all respects under federal law (except as otherwise provided by Section 5.4), and to the extent that federal law is inapplicable, under the laws of the State of California, provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as consistent with this Plan being an unfunded plan described in Section 7.1.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.9 - Headings and Subheadings.

Headings and subheadings in this agreement are inserted for convenience of records only and are not to be considered in the construction of the provisions hereof.

7.10 -  Successors and Assigns.

This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers and the corporate seal to be hereunto affixed this 18th day of May, 2009.

GOLDEN STATE WATER COMPANY

By:	/s/ Robert J. Sprowls
Robert J. Sprowls, President and Chief Executive Officer

By:	/s/ Eva G. Tang
Eva G. Tang, Senior Vice President-Finance, Chief Financial Officer and Secretary

18